                                                                    Exhibit A-26

                        THE COMMONWEALTH OF MASSACHUSETTS

                             William Francis Galvin

                          Secretary of the Commonwealth

              One Ashburton Place, Boston, Massachusetts 02108-1512

                            ARTICLES OF ORGANIZATION

                          (General Laws, Chapter 156B)

                                    ARTICLE I

                      The exact name of the corporation is:

                     EnergyUSA Consumer Products Group, Inc.

                                   ARTICLE II

The purpose of the corporation is to engage in the following business activities:

                           To arrange for, participate in, provide financing for
                  or otherwise facilitate the acquisition and/or installation of energy using or energy conservation equipment, products or supplies including water heating, space heating, manufacturing or other energy consuming equipment or supplies; to carry on the plumbing business and the installation of plumbing works and related equipment and fixtures; to carry on the business of gas fitting and the installation of gas works and related equipment;

                                 --- -- AND----

                  to carry on any business or other activity itself, through a wholly or partially owned subsidiary or affiliate, or as a joint venture with, partner of, as an investor in, or any other arrangement with any other corporation, trust, firm, entity or individual which may be lawfully carried on by a corporation organized under Chapter 156B of the General Laws of Massachusetts, as amended, whether or not related or connected to those purpose specifically referred to herein.

                                   ARTICLE III

State the total number of shares and par value, if any, of each class of stock which the corporation is authorized to issue.

WITHOUT PAR VALUE                                   WITH PAR VALUE

TYPE     NUMBER OF SHARES                 TYPE     NUMBER OF SHARES  PAR VALE

COMMON   0                                COMMON   200,000           $1.00

PREFERRED         0                       PREFERRED      0            0

                                   ARTICLE IV

If more than one class of stock is authorized, state a distinguishing designation for each class. Prior to the issuance of any shares of a class, if shares of another class are outstanding, the corporation must provide a description of the preferences, voting powers, qualifications, and special or relative rights or privileges of that class and of each other class of which shares are outstanding and of each series then established within any cla.5s.

         Not applicable

                                    ARTICLE V

The restrictions, if any, imposed by the Articles of Organization upon the transfer of shares of stock of any class are:

                                      None

                                   ARTICLE VI

`Other lawful provisions, if any, for the conduct and regulation of the business and affairs of the corporation, for its voluntary dissolution, or for limiting, defining, or regulating the powers of the corporation, or of its directors or stockholders, or of any class of stockholders:

See continuation sheet on which Items 6A, 6B, 6C, 6D, 6E.and 6F are included and incorporated herein.

Continuation Sheet                                                 Page 1 of 3


         ITEM 6A: All corporate powers of the Corporation shall be exercised by the Board of Directors except as otherwise provided by law. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, amend or repeal the By-Laws of the Corporation in whole or in part, except with respect to any provision thereof which by law or by these Articles of Organization requires action by the stockholders, and subject to the power of the stockholders to amend or repeal any By-Law adopted by the Board of Directors.

         ITEM 6B: Meetings of the stockholders of the Corporation may be held anywhere within the United States.

         ITEM 6C: The Corporation may be a partner in any business enterprise which the Corporation would have the power to conduct itself

         ITEM 6D: In the absence of fraud, no contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other organization of which one or more of its directors or officers are directors, trustees or officers, or in which any of them has any financial or other interest, shall be void or voidable, or in any way affected, solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes, approves or ratifies the contract or transaction, or solely because his or their votes are counted for such purposes, if:

(a) The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee which authorizes, approves or ratifies the contract or transaction, and the Board or committee in good faith authorizes, approves or ratifies the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or

(b) The material facts as to his relationship or interest and as to the contract or transaction are disclosed or arc known to the stockholders entitled to vote thereon, and the contract or transaction is specifically authorized, approved or ratified in good faith by vote of the stockholders; or

(c) The contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof, or the stockholders.

         Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee thereof which authorizes, approves or ratifies the contract or transaction. No director or officer of the Corporation shall be liable or accountable to the Corporation or to any of its stockholders or creditors or to any other person, either for any loss to the Corporation or to any other person or for any gains or profits realized by such director or officer, by reason of any contract or transaction as to which clauses (a), (b), or (c) above are applicable.

         ITEM 6E: A director of this Corporation shall not be liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such limitation of liability is not permitted by the Massachusetts Business Corporation Law as in effect at the time such liability is determined. No amendment or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director prior to such amendment or repeal.

         ITEM 6F: The Corporation shall indemnify and hold harmless each person who is or shall have been an officer or director of the Corporation from and against any and all claims, liabilities and expenses to which he may be or become subject by reason of his being or having been an officer or a director of the Corporation or by reason of his alleged acts or omissions as an officer or director of the Corporation and shall indemnify and reimburse each such officer and director against and for any and all legal and other expenses reasonably incurred by him in connection with any such claims and liabilities, actual or threatened, whether or not at or prior to the time when so indemnified, held harmless and reimbursed he has ceased to be an officer or a director of the Corporation.

         The Corporation shall similarly indemnify and hold harmless persons who serve and shall have served at its request as directors or officers of another organization in which the Corporation directly or indirectly owns shares or of which it is a creditor.

         Such indemnification may include payment by the Corporation of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he shall be adjudicated to be not entitled to indemnification hereunder.

         No indemnification shall be provided for any person with respect to any matter as to which such person shall have been finally adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interest of the Corporation; nor shall indemnification be provided where the Corporation is required or has undertaken to submit to a court of appropriate jurisdiction the question of whether or not indemnification by it is against public policy and it has been finally adjudicated that such indemnification is against public policy; provided, however, that, prior to such final adjudication, the Corporation may compromise and settle any such claims and liabilities and pay such expenses, if such settlement or payment, or both, appears, in the judgment of a majority of those members of the Board of Directors who are not directly involved in such matters, to be for the best interest of the Corporation as evidenced by a vote to that effect adopted after receipt by the Corporation of a written opinion of counsel for the Corporation that, based on the facts available to such counsel, such person has not acted in a manner that would prohibit indemnification.

         The foregoing right of indemnification shall not be exclusive of any other rights to which any such person is entitled under any agreement, vote of stockholders, statute, or as a matter of law, or otherwise. The provisions hereof are separable, and if any provision or portion hereof shall for any reason be held inapplicable, illegal or ineffective, this shall not affect any other right of indemnification existing hereunder. As used herein, the term "person" includes his heirs, executors, administrators or other legal representatives. As used herein, the terms "director and "officer include persons elected or appointed as officers by the Board of Directors, persons elected as directors by the stockholders or by the Board of Directors, and persons who serve by vote or at the request of the Corporation as directors, officers or trustees of another organization in which the Corporation has any direct or indirect interest as a shareholder, creditor or otherwise.

                                   ARTICLE VII

The effective date of organization of the corporation shall be the date approved and filed by the Secretary of the Commonwealth if a later effective date is desired, specify such date which shall not be more than thirty days after the date of filing.

                                  ARTICLE VIII

The information contained In Article VIII Is not a permanent part of the Articles of Organization.

a. The street address (post office boxes are not acceptable) of the principal office of the corporation in

Massachusetts is:

        500 Miles Standish Boulevard, Taunton, Massachusetts 02780 b.The name, residential address and post office address of each director and officer of the corporation is as follows:

                  NAME                       RESIDENTIAL ADDRESS   POST OFFICE ADDRESS

President:        James K. Abcouwer          4804 Lake Ridge Court, Valparaiso, lN 46383

Treasurer:        Francis P. Girot, Jr.      9348 Fillmore Court, Crown Point, IN 46307

Clerk:            Nina M. Rausch             3420-173rd Street, Lansing, IL 60438

Directors:        Donald K. Eldert           8306 Oakwood Ave., Munster, IN 46321

                  James K. Abcouwer          4804 Lake Ridge Court, Valparaiso, IN 46383


c.The fiscal year (i.e., tax year) of the corporation shall end on the last day of the month of: December

d.The name and business address of the resident agent, if any, of the corporation is:

James H. Keshian, 300 Friberg Parkway, Westborough, Massachusetts 01581

                                   ARTICLE IX

By-laws of the corporation have been duly adopted and the president, treasurer, clerk and directors whose names are set forth above, have been duly elected.

        IN WITNESS WHEREOF AND UNDER THE PAINS AND PENALTIES OF PERJURY,

                    I/we, whose signature(s) appear below as

incorporator(s) and whose name(s) and business or residential address(es) are clearly typed or printed beneath each signature do hereby associate with the intention of forming this corporation under the provisions of General Laws, Chapter 15613 and do hereby sign these Articles of Organization this 13 day of December 1999.

                             William D. MacGillivray
              300 Friberg Parkway, Westborough, Massachusetts 01581

                            ARTICLES OF ORGANIZATION

                          (GENERAL LAWS, CHAPTER 156B)

I hereby certify that, upon examination of these Articles of Organization, duly submitted to me, it appears that the provisions of the General Laws relative to the organization of corporations have been complied with, and I hereby approve said articles; and the filing fee in the amount of $ _______ having been paid, said articles are deemed to have been filed with me this ________ day of ________________ 19 _____

                                 Effective date:

                             WILLIAM FRANCIS GAIVIN

         Secretary of the Commonwealth

Filing FEE: One tenth of one percent of the total authorized capital stock, but not less than $200.00. For the purpose of filing, shares of stock with a par value less than $1.00, or no par stock, shall be deemed to have a par value of $1.00 per share.

                         TO BE FILLED IN BY CORPORATION

                      PHOTOCOPY OF DOCUMENT TO BE SENT TO:

         James H. Keshian

         300 Friberg Parkway

         Westborough, NA 01581

                            ARTICLES OF INCORPORATION

[Seal of the state of Indiana]              State Form 4159


                          ARTICLES OF INCORPORATION OF:

The undersigned desiring to form a corporation (herein after referred to as "Corporation") pursuant to the provisions of: Indiana Business Corporation Law.

As amended, executes the following Articles of Incorporation:

                                 ARTICLE I: NAME

Name of Corporation:       EnergyUSA Gas Marketing Co.

                     ARTICLE II REGISTERED OFFICE AND AGENT:

The street address of the corporation's registered office in Indiana and the name of its initial registered agent at that office is:

Nina Rausch
801 East 86th Avenue       Merrillville     Indiana 46410

                         ARTICLE III AUTHORIZED SHARES:

The total number of shares which the corporation is authorized to issue is at least one class of shares, is hereby authorized unlimited voting rights, and is entitled to receive net assets of the Corporation upon dissolution. Number of shares: 100 shares

                            ARTICLE IV INCORPORATORS:

Carlen C. Sellers          7300 Sears Tower, Chicago  IL 60606

In Witness Whereof, the undersigned being all the incorporators of said corporation execute these Articles of Incorporation and verify, subject to penalties of perjury, that the statements contained herein are true, this 9th day of August, 2000

/s/ Carlen Sellers